Exhibit (a)(1)(E)

Offer to Purchase for Cash

Up to 8,700,000 Shares of its Common Stock

by

ENERGY PARTNERS, LTD.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL

EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 20, 2007, UNLESS

EPL EXTENDS THE OFFER

March 26, 2007

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated March 26, 2007, and the Letter of Transmittal, in connection with the Offer by Energy Partners, Ltd., a Delaware corporation (“EPL”), to purchase up to 8,700,000 shares of its common stock, par value $0.01 per share (the “Shares”). Pursuant to the Offer to Purchase and the Letter of Transmittal, which together (as each may be amended and supplemented from time to time) constitute the Offer, EPL will purchase the Shares at a price of $23.00 per Share (the “Purchase Price”) for Shares properly tendered and not properly withdrawn pursuant to the terms of the Offer, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase.

All Shares properly tendered before the Expiration Date (as specified in Section 1 of the Offer to Purchase) and not properly withdrawn will be purchased by EPL at the Purchase Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer, including the proration provisions thereof. All Shares that EPL does not accept for purchase because of proration will be returned at EPL’s expense to the stockholders that tendered such Shares as promptly as practicable after the Expiration Date.

We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only. You cannot use the Letter of Transmittal to tender Shares we hold for your account. The Letter of Transmittal must be completed and executed by us, according to your instructions.

PLEASE INSTRUCT US AS TO WHETHER YOU WISH US TO TENDER, ON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER, ANY OR ALL OF THE SHARES WE HOLD FOR YOUR ACCOUNT, BY COMPLETING AND SIGNING THE INSTRUCTION FORM ENCLOSED HEREIN.

Please note carefully the following:

1. You may tender Shares at the price of $23.00 per Share as indicated in the enclosed Instruction Form, net to you in cash, without interest.

2. You should consult with your broker and/or your tax advisor as to whether (and if so, in what manner) you should designate the priority in which you want your tendered Shares to be purchased in the event of proration.

3. The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in Section 6 of the Offer to Purchase, which you should read carefully.

4. The Offer, the proration period and the withdrawal rights will expire at 12:00 Midnight, New York City time, on April 20, 2007, unless EPL extends the Offer.

5. The Offer is for 8,700,000 Shares, constituting approximately 22% of the Shares (including Shares underlying exerciseable options) outstanding as of March 26, 2007.

6. Tendering stockholders who are registered stockholders or who tender their Shares directly to Mellon Investor Services LLC will not be obligated to pay any brokerage commissions or fees, solicitation fees, or (except as set forth in the Offer to Purchase and Instruction 7 to the Letter of Transmittal) stock transfer taxes on EPL’s purchase of Shares under the Offer.

7. The Board of Directors of EPL has approved the self-tender offer. However, neither the Company nor its Board of Directors makes any recommendation to stockholders as to whether to tender or refrain from tendering their shares. The Company’s directors and executive officers have advised the Company that they may tender at least a portion of their shares in the self-tender offer.

If you wish to have us tender any or all of your Shares, please instruct us to that effect by completing, executing, and returning to us the enclosed Instruction Form. A pre-addressed envelope is enclosed for your convenience. If you authorize us to tender your Shares, we will tender all of the Shares that we hold beneficially for your account unless you specify otherwise on the enclosed Instruction Form.

Please forward your completed Instruction Form to us in a timely manner to give us ample time to permit us to submit the tender on your behalf before the Expiration Date of the Offer. The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on April 20, 2007 unless EPL extends the Offer.

As described in the Offer to Purchase, if more than 8,700,000 Shares are properly tendered and not properly withdrawn before the Expiration Date, then EPL will accept all Shares properly tendered before the Expiration Date (and not properly withdrawn) on a pro rata basis and with adjustments to avoid purchases of fractional Shares, all as provided in the Offer to Purchase.

The Offer is being made solely under the Offer to Purchase and the Letter of Transmittal and is being made to all record holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

YOUR PROMPT ACTION IS REQUESTED. PLEASE FORWARD YOUR COMPLETED INSTRUCTION FORM TO US IN AMPLE TIME TO PERMIT US TO SUBMIT THE TENDER ON YOUR BEHALF BEFORE THE EXPIRATION OF THE OFFER.

Instruction Form with Respect

to

ENERGY PARTNERS, LTD.

Offer to Purchase for Cash

Up to 8,700,000 Shares of its Common Stock

At a Purchase Price of $23.00 Per Share

The undersigned acknowledge(s) receipt of your letter in connection with the Offer by Energy Partners, Ltd., a Delaware corporation (“EPL”), to purchase up to 8,700,000 shares of its common stock, par value $0.01 per share (the “Shares”), at a price of $23.00 per Share (the “Purchase Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase, dated March 26, 2007 and the Letter of Transmittal, which together (as each may be amended and supplemented from time to time) constitute the Offer.

The undersigned understands that EPL will, upon the terms and subject to the conditions of the Offer, purchase the Shares properly tendered and not properly withdrawn under the Offer, at the Purchase Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer, including the proration provisions described in the Offer to Purchase. All other Shares, including Shares that EPL does not accept for purchase because of proration will be returned at EPL’s expense to the stockholders that tendered such Shares as promptly as practicable.

The undersigned hereby instruct(s) you to tender to EPL the number of Shares indicated below or, if no number is indicated, all Shares you hold for the account of the undersigned, in accordance with the terms and subject to the conditions of the Offer.

NUMBER OF SHARES TO BE TENDERED BY YOU FOR THE ACCOUNT OF THE UNDERSIGNED:                  SHARES*

*	Unless you indicate otherwise, we will assume that you are instructing us to tender all of the Shares held by us for your account.